Exhibit 99.1

For Additional Information:

Navarre Investor Relations

763-535-8333

ir@navarre.com

NAVARRE CORPORATION ANNOUNCES THE APPOINTMENT OF

RICHARD WILLIS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, September 15, 2011 — Navarre Corporation (Nasdaq: NAVR), a leading distributor, provider of complete logistics solutions, and publisher of computer software, announced today that its board of directors has appointed Richard S Willis as the Company’s President and Chief Executive Officer. Willis has been a member of the Navarre’s Board of Directors since February 2011 and will continue as a director of the Company.

“After a comprehensive search process, the Board is pleased to have found the best individual to assume the leadership of Navarre,” said Tim Gentz, chair of the Board’s Governance and Nominating Committee and its Chairman Elect. “Richard has a strong track record of creating value for shareholders. This combined with his deep distribution industry knowledge makes Richard uniquely qualified to successfully lead Navarre into the future.

“Richard was by far the best choice from a deep pool of highly interested and qualified candidates. He’s been a successful executive in a number of challenging and varied situations and he’s a great fit with each of the critical leadership competencies that we evaluated as part of our selection process. We’re very pleased that he has accepted the position,” continued Gentz.

“I’m honored and grateful for the opportunity to lead this outstanding group of hard-working, talented employees,” said Willis. “I look forward to a new chapter of growth for Navarre. The Company’s exceptional reputation of providing high-levels of service while reducing costs for its business partners has provided it with a strong market position. This is a terrific and challenging opportunity that any leader would welcome.”

Willis, 51, has more than 20 years of executive experience in retail, distribution and publishing. He most recently served as the executive chairman of Charlotte Russe. He previously served as chief executive officer for a number of companies including Baker & Taylor Corporation, Troll Communications, and Bell Sports. His prior experience also includes service as the chief financial officer of several magazine companies, including Petersen Publishing, which he helped take public. Willis holds a bachelor’s degree in business administration and a master’s degree in business administration from Baylor University, where he also serves currently as a regent.

About Navarre Corporation

Navarre® is a distributor and provider of complete logistics solutions for traditional and internet-based retail channels. Our solutions support both direct-to-consumer and business-to-business sales. We also publish computer software through our Encore® subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota.